Exhibit 10.18

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

     Effective May 2005, members of our board of directors who are not employees of Mitcham Industries, Inc. receive the following compensation:

•	$25,000 per year, plus an additional $50,000 for the Non-Executive Chairman of the Board

•	$5,000 per year for each member of the Audit Committee, plus an additional $3,000 per year for the chairperson of the Audit Committee;

•	$2,000 per year for each member of the Compensation Committee, plus an additional $2,000 per year for the chairperson of the Compensation Committee;

•	reimbursement for their reasonable out-of-pocket expenses incurred in connection with their attendance at board and committee meetings; and

•	at the discretion of our full Board of Directors, discretionary grants of stock options or restricted stock, or any combination thereof, under our stock option plans.